Exhibit 99.1

PRESS RELEASE		FOR IMMEDIATE RELEASE

June 11, 2014		NEW YORK METRO

Investor Contact:	MFA Investor Relations	NYSE: MFA
212-207-6433
www.mfafinancial.com

Media Contact:	Abernathy MacGregor
Tom Johnson, Andrew Johnson
212-371-5999

MFA Financial, Inc. Elects Laurie Goodman to Board of Directors

NEW YORK — MFA Financial, Inc. (NYSE:  MFA) announced today that its Board of Directors has elected Laurie Goodman to its Board effective July 1, 2014.

Ms. Goodman, age 58, is the Center Director of the recently formed Housing Finance Policy Center at the Urban Institute, a Washington, D.C.-based nonprofit organization dedicated to elevating the debate on social and economic policy.  Ms. Goodman joined the Urban Institute in late 2013 from Amherst Securities Group, L.P., a boutique broker dealer specializing in securitized products, where she had been a Senior Managing Director since late 2008 leading a group known for its analysis of housing policy issues.

“We couldn’t be more pleased to welcome Laurie to the MFA Board,” said George H. Krauss, MFA’s Chairman of the Board.  “Laurie has been one of the most highly respected analysts in her field for more than 25 years.  With her deep understanding of the residential mortgage market and housing finance policy, we believe that Laurie will be a valuable addition to MFA and our Board.”

“I am delighted to be joining MFA’s Board,” said Ms. Goodman.  “I believe MFA’s strategy of investing in both Agency and Non-Agency residential assets will continue to provide the company with attractive investment opportunities.”

Prior to her tenure at Amherst Securities, Ms. Goodman was head of Global Fixed Income Research and Manager of U.S. Securitized Products Research at UBS and its predecessor firms from July 1993 through November 2008.  Prior to her tenure with

UBS, Ms. Goodman spent ten years in senior fixed income research positions at Citicorp, Goldman Sachs, and Merrill Lynch.  She was also a mortgage portfolio manager and a Senior Economist at the Federal Reserve Bank of New York.

Ms. Goodman has a B.A. in mathematics from the University of Pennsylvania, and a M.A. and Ph.D. in economics from Stanford University.  She has published more than 200 articles in professional and academic journals and co-authored and co-edited five books.  Ms. Goodman was inducted into the Fixed Income Analysts Hall of Fame in 2009.

MFA is a real estate investment trust primarily engaged in the business of investment, on a leveraged basis, in Agency and Non-Agency residential mortgage-backed securities.